                                                                   Exhibit 99.1


                            STOCK PURCHASE AGREEMENT

      THIS STOCK PURCHASE AGREEMENT ("Agreement") is made as of this 30th day of June, 2005, by and between Lloyd I. Miller, III, both on behalf of himself and on behalf of each of the respective entities set forth on Schedule A hereto (collectively, "Seller"), and Dynabazaar, Inc., a Delaware corporation (the "Company").

                              R E C I T A L S

      WHEREAS, Seller is a significant stockholder and a member of the Board of Directors of the Company;

      WHEREAS, Seller is the beneficial owner of an aggregate of 3,657,988 shares of common stock, par value $0.001 per share, of the Company (the "Shares");

      WHEREAS, Seller desires to sell to the Company, and the Company desires to purchase from Seller, the Shares in accordance with the terms and subject to the conditions set forth in this Agreement; and

      WHEREAS, this Agreement and the transactions set forth herein have been approved by the Board of Directors of the Company, including each director of the Company that has no interest in the transactions.

       NOW, THEREFORE, in consideration of the premises and the mutual covenants, agreements, representations and warranties contained herein, the parties hereto, intending to be legally bound hereby, do hereby agree as follows:


                                    ARTICLE I
                           SALE AND PURCHASE OF SHARES

      1.1 Sale of the Shares. Subject to the terms and conditions hereof, Seller hereby sells, assigns, transfers, conveys and delivers to the Company, and the Company hereby purchases and accepts the assignment, transfer, conveyance and delivery from Seller of, all right, title and interest of Seller in and to the Shares.

      1.2 Consideration for Shares. In consideration of the sale, assignment, transfer, conveyance and delivery of the Shares pursuant to Section 1.1 hereof, the Company hereby agrees to pay to Seller a purchase price (the "Purchase Price") equal to: (a) $0.315 per share, or an aggregate of $1,152,266.22, in immediately available United States dollars, at the Closing (as defined below) and (b) 13.6% of any net proceeds distributed to the Company pursuant to the escrow agreement dated as of September 4, 2003 by and among the Company, eBay, Inc. and Zions First National Bank in immediately available United States dollars within 15 days of the Company's receipt of any such proceeds.

      1.3 Closing. The transactions contemplated by this Agreement shall be consummated at a closing (the "Closing"), which shall be held at the offices of the Company located at 888 Seventh Avenue, 17th Floor, New York, New York, at 10:00 a.m. on the date the conditions to Closing set forth in Article II hereof are satisfied. The date on which the Closing occurs is referred to herein as the "Closing Date."

      1.4 Closing Transactions. (a) Seller's Delivery Obligations. Seller shall
(i) deliver to the Company certificates evidencing the Shares, each duly endorsed in blank or accompanied by a stock power duly endorsed in blank, in form reasonably satisfactory to the Company and with all required stock transfer tax stamps affixed; provided that, to the extent that Seller does not maintain physical possession of the Shares, Seller may effect delivery thereof through customary book-entry transfers through one or more brokers; and (ii) execute and deliver or cause to be executed and delivered such other documents or agreements and take such other action as may be reasonably necessary or appropriate to consummate the transfer of the Shares to the Company.

            (b) The Company's Delivery Obligations. The Company shall deliver to Seller the Purchase Price by wire transfer of immediately available funds to such account as is designated by Seller to the Company in writing on or prior to the Closing Date.


                                   ARTICLE II
                              CONDITIONS TO CLOSING

      2.1 Conditions to Obligations of the Company. The obligations of the Company under this Agreement, including, without limitation, to pay the Purchase Price to Seller, are subject to the conditions that (a) Seller's representations and warranties in this Agreement shall have been true and correct on the date hereof and on the Closing Date, (b) Seller shall have complied in all material respects with all covenants required by this Agreement to be complied with by it on or before the Closing Date and (c) the Company shall have received (i) this Agreement duly executed on behalf of Seller and (ii) the Shares.

      2.2 Conditions to Obligations of the Seller. The obligations of the Seller under this Agreement, including, without limitation, to sell, assign, transfer, convey and deliver the Shares to the Company, are subject to the conditions that
(a) the Company's representations and warranties in this Agreement shall have been true and correct on the date hereof and on the Closing Date, (b) the Company shall have complied in all material respects with all covenants required by this Agreement to be complied with by it on or before the Closing Date and
(c) Seller shall have received (i) this Agreement duly executed on behalf of the Company and (ii) payment of the Purchase Price from the Company.


                                ARTICLE III
                     REPRESENTATIONS AND WARRANTIES OF SELLER

      Seller hereby represents and warrants to the Company as of the date of this Agreement and the Closing Date as follows:

      3.1 Due Authorization and Validity. Seller has all requisite power and authority to enter into this Agreement, to perform Seller's obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Seller and, subject to the due execution and delivery by the Company, this Agreement constitutes the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms.

      3.2 Ownership. Each Seller entity is the sole beneficial owner of, and has good and marketable title to, the Shares shown as owned by such Seller entity on Schedule A hereto. Upon the consummation of the transactions contemplated by this Agreement, the Company will acquire good, valid and marketable title to the Shares, free and clear of all security interests, liens, claims, charges, options or other encumbrance or restriction of any kind (collectively, a "Lien"), other than Liens on securities held in margin accounts to be terminated on or prior to the Closing Date and any Liens that may be created by the Company. Seller has not appointed or granted any proxy with respect to the Shares, which appointment or grant shall still be effective at the closing of the transactions contemplated by this Agreement.

      3.3 Government and Other Consents. No consent, declaration, filing, approval, authorization or order of, notice to, or registration with, any court or federal, state, provincial, municipal, foreign or other governmental department, commission, board, bureau, agency or instrumentality or arbitration tribunal, wherever located (a "Governmental Authority"), or any third party is required by Seller in connection with the execution and delivery by Seller of this Agreement or the consummation of any transactions contemplated hereby, except for (a) such filings required to amend or supplement Seller's existing filings with the Securities and Exchange Commission (the "SEC") on Form 4,
Schedule 13D or Schedule 13G, as the case may be, and (b) such consents, declarations, filings, approvals, authorizations, orders, notices or registrations the absence of which would not, either individually or in the aggregate, have a material adverse effect on the transactions contemplated by this Agreement.

       3.4 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by Seller or on Seller's behalf for which the Company would have any obligation or liability.

      3.5 Information and Experience. Seller has had a preexisting business relationship with the Company of a nature and duration sufficient to make Seller aware of the business and financial circumstances of the Company and has had access to all information regarding the Company and its present and prospective business, assets, liabilities and financial condition that Seller reasonably considers important in making the decision to dispose of the Shares. By reason of Seller's business or financial experience, Seller is capable of evaluating the merits and risks of the sale of the Shares and has the ability to protect Seller's own interests in this transaction.


                                    ARTICLE IV
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

      The Company hereby represents and warrants to Seller as of the date of this Agreement and the Closing Date as follows:

      4.1 Due Authorization and Validity. The Company is a corporation duly organized and validly existing under the laws of the State of Delaware and has all requisite power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement and the transactions set forth herein have been approved by the Board of Directors of the Company, including each director of the Company that has no interest in the transactions. This Agreement has been duly and validly executed and delivered by the Company and, subject to the due execution and delivery by Seller, this Agreement constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

      4.2 Government and Other Consents. No consent, declaration, filing, approval, authorization or order of, notice to, or registration with, any Governmental Authority or any third party is required by the Company in connection with the execution and delivery by the Company of this Agreement or the consummation of any transactions contemplated hereby, except for (a) such filings with the SEC as are required to disclose the purchase of the Shares by the Company and (b) such consents, declarations, filings, approvals, authorizations, orders, notices or registrations the absence of which would not, either individually or in the aggregate, have a material adverse effect on the transactions contemplated by this Agreement.

      4.3 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by the Company or on the Company's behalf for which Seller would have any obligation or liability.

      4.4 Information and Experience. The Company has access to all information that the Company reasonably considers important in making the decision to purchase the Shares. The Company is capable of evaluating the merits and risks of the purchase of the Shares and has the ability to protect its own interests in this transaction.


                                 ARTICLE V
                CERTAIN COVENANTS OF THE COMPANY AND SELLER

      5.1 Excluded Information. Each party hereto acknowledges and agrees that
(i) there may now or later exist information that is not known to such party that may be material to a decision to acquire or dispose of the Shares ("Excluded Information"), (ii) each party hereto has determined to consummate the transactions contemplated by this Agreement notwithstanding such party's lack of knowledge of the Excluded Information, if any, and (iii) the other party shall have no liability to such party, and such party waives and releases any claims that such party might have against the other party, whether under applicable securities laws or otherwise, with respect to the nondisclosure of the Excluded Information, if any, in connection with the transactions contemplated hereby, provided that the Excluded Information, if any, shall not and does not affect the truth or accuracy of the representations or warranties of the other party contained in this Agreement.

      5.2 Reasonable Efforts. Each party hereto agrees to use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other party or parties in doing, all things necessary, proper or advisable, consistent with applicable laws, to consummate and make effective the transactions contemplated by this Agreement. In addition, from time to time after the date hereof, each of the parties hereto agrees to execute and deliver, or cause to be executed and delivered, such documents as the other party or parties may reasonably request in order to consummate more effectively the transactions contemplated by this Agreement.

      5.3 Release. The Company hereby releases the Seller and the Seller hereby releases the Company and each of their respective directors, officers, employees, affiliates, agents, administrators, attorneys and other representatives, successors and assigns (each such person or entity, a "Related Person"), fully and finally, from all manner of claims, causes of action, suits, demands, debts, sums of money, accounts, covenants, contracts, controversies, agreements and promises on its part of any kind whatsoever, known or unknown, suspected or unsuspected, direct, indirect or contingent, in law or in equity (collectively, "Claims"), arising at any time on or prior to the Closing Date hereof, which result from or arise out of the formation, capitalization, financing, management or operations of the Company or any of its subsidiaries, or any action by or omission by the Company or Seller or any Related Person in connection therewith; provided, however, that this release does not relate to nor does it release either party hereto from any of its obligations under this Agreement or any of the transactions contemplated hereby.

      5.4 Non-Disparagement. Each party hereto agrees to refrain from taking actions or making any private or public statement, written or oral, which denigrates, disparages or defames (whether or not such disparagement legally constitutes libel or slander) the goodwill or reputation of any other party or any Related Person.



                                   ARTICLE VI
                                 INDEMNIFICATION

      6.1 Survival of Representations, Warranties and Covenants. Except as otherwise set forth herein, the respective representations and warranties of Seller contained in Sections 3.1, 3.2, 3.3 and 3.4 and the Company contained in Sections 4.1, 4.2 and 4.3 shall survive the date hereof for a period of twelve
(12) months. Any such representation or warranty which is the subject of a claim or dispute asserted prior to such date shall survive with respect to such claim or dispute until final resolution thereof. This Section 6.1 shall not limit any covenant or agreement of the parties in this Agreement to the extent such covenant or agreement contemplates or requires performance after the date hereof.

      6.2 Seller's Indemnification of the Company. Seller hereby agrees to indemnify, defend and hold the Company, its affiliates and their respective officers, directors, managers, partners and successors and assignees harmless from, against and in respect of any and all losses, damages, expenses (including reasonable attorneys' fees), judgments and other liabilities (collectively, "Company Damages"), resulting from or arising out of or in connection with (a) any breach or inaccuracy of any representation or warranty of Seller contained in Section 3.1, 3.2, 3.3 or 3.4, or any failure to perform any covenants or agreements of Seller contained in

Section 5.2, as such representations, warranties, covenants and agreements are set forth in this Agreement, and (b) any actions, suits or proceedings or demands in connection with the foregoing or the enforcement of the Company's rights under this Agreement.

      6.3 The Company's Indemnification of Seller. The Company hereby agrees to indemnify, defend and hold Seller, Seller's affiliates and their respective officers, directors, managers, partners and successors and assigns harmless from, against and in respect of any and all losses, damages, expenses (including reasonable attorneys' fees), judgments and other liabilities (collectively, "Seller Damages") resulting from or arising out of or in connection with (a) any breach or inaccuracy of any representation or warranty of the Company contained in Section 4.1, 4.2 or 4.3, or any failure to perform any covenants or agreements of the Company contained in Section 5.2, as such representations, warranties, covenants and agreements are set forth in this Agreement, and (b) any actions, suits, proceedings or demands in connection with the foregoing or the enforcement of Seller's rights under this Agreement.

      6.4 Procedure for Indemnification. Any party seeking indemnification (an "Indemnified Party") shall provide to the party from which such party is seeking indemnification (an "Indemnifying Party"), as promptly as practicable after notice of a claim, all information and documentation necessary to support and verify the claim asserted, and the Indemnifying Party shall be given reasonable access to the books and records in the possession or control of the Indemnified Party which any Indemnifying Party reasonably determines to be related to such claim. Failure to provide information and documentation as promptly as practicable as specified in the preceding sentence shall not be deemed a waiver of the Indemnified Party's right to indemnification, but the amount of reimbursement to which the Indemnified Party is entitled shall be reduced by the amount, if any, by which Company Damages or Seller Damages, as the case may be, would have been less had such information and documentation been delivered as promptly as practicable.


                                   ARTICLE VII
                               GENERAL PROVISIONS

      7.1 Expenses. Whether or not the transactions contemplated hereby shall be consummated, Seller, on the one hand, and the Company, on the other hand, shall each be responsible for the fees, expenses and disbursements of their respective agents, representatives, accountants and counsel incurred in connection with the negotiation of this Agreement and the transactions contemplated in connection herewith, it being specifically agreed that neither the Company nor Seller shall charge to the other party the expenses of such party in connection with negotiation of this Agreement and the transactions contemplated herein.

      7.2 Construction; Entire Agreement; Amendment. This Agreement shall be governed by and construed in accordance with the laws of the State of New York irrespective of such State's conflicts of law principles. This Agreement, together with schedules attached hereto, and all other documents and instruments executed and delivered in connection herewith, contains the entire agreement between Seller and the Company with respect to the transactions contemplated hereby and supersedes all prior arrangements and understandings among them with respect thereto. This Agreement may not be amended, modified or changed except by an instrument in writing signed by Seller and the Company.

      7.3 Notices. (a) All notices, requests, demands, and other communications required to or permitted to be given under this Agreement shall be in writing and shall be delivered personally or by overnight courier (with confirmation of receipt) or by certified or registered mail (postage prepaid and return receipt requested). Any such notice shall be deemed given when so delivered personally or if mailed or sent by overnight courier, three days after the date of deposit in the United States mail or one day after pickup by overnight courier, if addressed as follows:

      if to Seller, to:

                  Lloyd I. Miller, III
                  4550 Gordon Drive
                  Naples, Florida 34102
                  Telephone:  (239) 262-8577

      if to the Company, to:

                  Dynabazaar, Inc.
                  888 Seventh Avenue, 17th Floor
                  New York, New York 10019
                  Attn: President
                  Telephone: (212) 974-5700

                  (b) Each party agrees to make a good faith effort to ensure that such party will accept or receive notices that are given in accordance with this Section 7.3, and that any person to be given notice actually receives such notice. A party may change or supplement the addresses given above, or designate additional addresses for purposes of this Section 7.3, by giving the other party written notice of the new address in the manner set forth above.

      7.4 Severability. If any provision of this Agreement or the application thereof to any person, entity or circumstance is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to persons, entities or circumstances other than those as to which it has been held invalid, void or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby.

      7.5 Exercise of Rights; Specific Performance. No failure on the part of a party to exercise, and no delay in exercising, any right or remedy under this Agreement shall operate as a waiver hereof by such party, nor shall any single or partial exercise of any right under this Agreement preclude any other or further exercise thereof or the exercise of any other right or remedy. Each of the parties hereto acknowledges and agrees that irreparable damage would occur in the event any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

      7.6 Successors and Assigns; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, representatives, successors and assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned or delegated, directly or indirectly, by any party hereto without the prior written consent of the other parties.

      7.7 Counterparts. This Agreement may be executed in any number of counterparts and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

                  [Remainder of page intentionally left blank]

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.





                              /s/  Lloyd I. Miller, III
                              --------------------------------------------------
                              Lloyd I. Miller, III, both individually and
                              on behalf of the entities set forth on
                              Schedule A hereto





                              DYNABAZAAR, INC.



                              By: /s/ William Fox
                                  ----------------------------------------------
                                  William Fox
                                  President and Chief Executive Officer

                                                                      SCHEDULE A


                                           SHARE OWNERSHIP
                                           ---------------
                    NAME OF ENTITY                                           NUMBER OF SHARES OWNED
                    --------------                                           ----------------------
Lloyd I. Miller Trust A-4                                                          1,097,536

Lloyd I. Miller, III, custodian under Florida UGMA for Alexandra B. Miller            21,800

Lloyd I. Miller, III, Trustee GST f/b/o Kimberley S. Miller                           15,400

Lloyd I. Miller Trust C                                                              683,759

Lloyd I. Miller, III, Trustee, Crider GST                                             15,000

Lloyd I. Miller, III, Trustee GST f/b/o Catherine C. Miller                           21,900

Lloyd I. Miller, III                                                                 617,165

Milfam LLC                                                                            15,400

Milfam I L.P.                                                                        176,253

Milfam II L.P.                                                                       979,375

Kimberley S. Miller                                                                   14,400

     TOTAL                                                                         3,657,988